Exhibit 10.8

March 24, 2016

Mark J. Barry

Chief Marketing and Strategy Officer

ServiceMaster Global Holdings, Inc.
860 Ridge Lake Blvd.

Memphis, TN 38120

Re:  Separation and Consulting Agreement

Dear Mark:

This letter will follow-up on our recent discussions, and will confirm the terms of your retirement from ServiceMaster.  We respect and are grateful for your dedicated service and appreciate your willingness to continue to provide services to the Company as a consultant during the next two years.

This Separation and Consulting Agreement (“Agreement”) is made and entered into by you, Mark J. Barry (collectively referred to as “you”), on behalf of yourself, your heirs, executors, administrators, successors and assigns and ServiceMaster Global Holdings, Inc., on behalf of itself, its divisions, subsidiaries, affiliates, related companies, predecessors, successors, assigns, and their respective officers, directors, employees, insurers, stockholders, and agents (collectively referred to as “Company” or “ServiceMaster”).

In consideration of the mutual covenants in this Agreement, the parties hereby agree as follows:

1. Resignation from Employment. You have resigned from ServiceMaster, effective as of the close of business on Thursday, March 31, 2016 (“Resignation Date”).  Effective as of the Resignation Date, you acknowledge that you will no longer hold the position of Chief Marketing & Strategy Officer of the Company, nor any other officer, director or employee position with any of the entities that comprise the Company.  You acknowledge that, from and after the Resignation Date, you shall no longer be authorized to conduct business on behalf of ServiceMaster, including but not limited to entering into contracts on behalf of ServiceMaster.  You agree that, as requested by ServiceMaster from time to time following the Resignation Date, you will execute such other documents as may be necessary to consummate the transactions contemplated by the Agreement.  Your resignation from ServiceMaster shall be treated as a termination “without cause” for purposes of (a) the equity securities that you currently hold, (b) any other applicable compensatory agreements to which you and ServiceMaster are parties and (c) the employee benefit plans of ServiceMaster in which you participate.  By entering into this Agreement, you confirm that you have no disagreement with the Company on any matter relating to the Company’s operations, policies or practices and know of no violations of law or Company policy that have not been reported through the appropriate channels in accordance with Company policy.

2. Officer Indemnity.  To the extent required or permitted under Delaware law, the Company will indemnify you for any claims or suits that may be brought against you arising from your service as an executive officer of the Company.

3.  Consulting Arrangement. From April 1, 2016 through March 31, 2018 (the “Consulting Term”), you will provide ongoing consulting advice to ServiceMaster, at the request and direction of ServiceMaster’s

Chief Executive Officer.  You agree to provide up to 30 hours of consulting services per month, on an as need basis.  ServiceMaster agrees to pay you a consulting fee of $100,000 per year for your services, payable monthly.  ServiceMaster also will reimburse your reasonable travel expenses, if any, incurred to provide such consulting services.

4. Equity Grants.   Any unvested restricted stock units (“RSUs”), performance shares (“PSUs”) or stock options held by you as of your Resignation Date are forfeited and will be cancelled.   Two business days following the public release of ServiceMaster’s financial results for the first quarter of 2016, you will be released from any applicable insider trading restrictions.  However, ServiceMaster reserves the right to re-impose such trading restrictions as it reasonably deems necessary to comply with applicable securities laws and regulations in the event that you become aware of any material, non-public information.

5. Accrued Wages and Benefits.

a. Accrued Wages. You will be paid any accrued unpaid wages (including any accrued, unused vacation time) through the last day of employment, in your final paycheck or in accordance with state law.

b. Deferred Compensation and Incentive Plans.   If you participate in any profit sharing, bonus, deferred compensation or incentive plans, your eligibility to participate will end on your Resignation Date.  Any amounts to be paid, distributed, rolled over, or held under such plans will be paid, distributed, rolled over, or held in accordance with the terms of such plans and applicable rules and regulations.

c. Group Health Insurance. If you participate in the ServiceMaster Health and Welfare Benefit Plan, your eligibility to participate will end on your Resignation Date.  You will become eligible for continuation of coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) on the first day following the last day of employment.  You are solely responsible for the payment of any premiums for COBRA coverage.

6. Confidential Information. You acknowledge and agree that your employment with ServiceMaster created a relationship of confidence and trust between you and ServiceMaster with respect to all Confidential Information.  You represent, warrant and agree that (a) you have not used or disclosed any Confidential Information other than as necessary in the ordinary course of performing your duties as a ServiceMaster employee for the benefit of ServiceMaster, and (b) you will keep in confidence and trust all Confidential Information known to you, and will not use or disclose such Confidential Information without the prior written consent of ServiceMaster.  As used in this Agreement, “Confidential Information” means all information belonging to ServiceMaster, which is of value to ServiceMaster and which is not publicly known.   Confidential Information includes information you developed in the course of your employment with ServiceMaster, as well as other information to which you may have had access in connection with your employment.  Confidential Information also includes the confidential information of others with whom ServiceMaster has a business relationship.  Nothing in this Agreement, however, shall be construed to prevent you from providing truthful information or testimony in response to a valid subpoena, court order, the request of any government agency or as otherwise required by law.

7. Return of ServiceMaster Property.   On or before your Resignation Date, you agree to return to ServiceMaster all ServiceMaster property, equipment and materials, including, but not limited to, any laptop computer and peripherals; any cell phone or other portable computing device; any telephone calling cards; keys;

ServiceMaster identification card; any credit or fuel cards; and all tangible written or graphic materials (and all copies) relating in any way to ServiceMaster or its business, including, without limitations, documents, manuals, customer lists and reports, as well as all data contained on computer files, “thumb” drives, “cloud” services, or other data storage device, or home or personal computers and/or e-mail or internet accounts; provided, that, if the return of any such tangible written or graphic materials is impracticable, then you shall destroy such materials and shall certify such destruction to the Company at its request.   Notwithstanding anything herein to the contrary, you may retain possession of your Company-provided iPad tablet computer; provided that any Confidential Information relating to ServiceMaster that may be stored on the iPad is permanently deleted.

8. Assistance. You agree that, subject to reimbursement by ServiceMaster of reasonable costs and expenses, you will cooperate fully with ServiceMaster and its counsel with respect to any matter (including, but not limited to litigation, investigation or government proceeding) which relates to matters with which you were involved during your employment with ServiceMaster. You further agree to notify ServiceMaster’s General Counsel immediately upon your being asked to assist or supply information to any person or entity regarding any civil claim or possible claim against any member of ServiceMaster, and also to give such notice in the event you do in fact assist or supply information to any such person or entity.

9. Assignment of Inventions and Copyrights.  You hereby assign, transfer and release, without royalty or any other consideration except as expressly set forth herein, all worldwide right, title and interest you may have or acquire (including copyright and “moral rights”) in and to all work product, inventions, discoveries, know-how, processes, data and other items (“Materials”) resulting from your services under this Agreement.  To the extent any Materials are not assignable, you waive, disclaim and agree that you will not enforce against ServiceMaster any rights you may have to such Materials.

10. Independent Contractor Relationship.  During the Consulting Term, you will be an independent contractor and nothing contained herein shall be deemed to make you an employee of ServiceMaster or to empower you to bind or obligate ServiceMaster in any way.  You are solely responsible for paying all of your own tax obligations, as well as those due for any employee/subcontractor permitted to work for you hereunder.

11. Non-Compete/Non-Solicitation/Non-Interference.  During the Consulting Term, you shall not, directly or indirectly (whether as owner, stockholder, director, officer, employee, principal, agent, consultant, independent contractor, partner or otherwise), in North America or any other geographic area in which ServiceMaster or any subsidiary of ServiceMaster is then conducting business:

a.  own, manage, operate, control, participate in, perform services for, or otherwise carry on, a business similar to or competitive with the business conducted by ServiceMaster or any subsidiary of ServiceMaster, provided that the foregoing shall not prohibit  your passive ownership of less than 1% of any class of voting securities of a public or privately-held company which would otherwise be prohibited under this Section;

b. attempt to induce any employee of ServiceMaster or any subsidiary of ServiceMaster to terminate his or her employment with ServiceMaster or any subsidiary of ServiceMaster for any purpose whatsoever, or attempt directly or indirectly, in connection with any business to which this section applies, to solicit the trade or business of any current or prospective customer, supplier or partner of ServiceMaster or any subsidiary of ServiceMaster;

c. engage in any activity which is contrary, inimical or harmful to the interests of ServiceMaster or any subsidiary of ServiceMaster, including but not limited to (i) violations of ServiceMaster policies, (ii) disclosure or misuse of any confidential information or trade secrets of ServiceMaster or a subsidiary of ServiceMaster, (iii) participation in any activity not approved by the Board which could reasonably be foreseen as contributing to or resulting in a change in control and (iv) conduct related to employment for which either criminal or civil penalties may be sought; or

d. interfere with ServiceMaster’s relations with any of its customers, franchisees, subcontractors, consultants, vendors or business partners.

This Agreement is in addition to and does not supersede any other agreements prohibiting competition with ServiceMaster.   Failure to abide by this Agreement or other such agreements with the Company will give the Company (in addition to any other remedies which may be available to the Company) the right, exercised in its sole and absolute discretion, to (a) suspend or cancel the consulting fees specified above, and (b) obtain a refund for any such consulting fees already made (collectively, “Company Rights”). You understand and recognize that, as a result of your executive role with ServiceMaster, you had contact with, and developed and furthered relationships with, customers and/or prospective customers, and had access to secret, proprietary and confidential information regarding ServiceMaster and its businesses, including Confidential Information (as defined above), and therefore understand and agree that (i) both the nature of this covenant and the scope of this covenant (as well as the covenants in this Agreement) are reasonable and necessary for the protection of ServiceMaster, including its secret, proprietary and confidential information, goodwill and customer relationships and (ii) that ServiceMaster will be irreparably harmed by the breach of any covenants in this Agreement, entitling it to seek injunctive and other equitable relief.

12. No Conflict of Interest.  During the Consulting Term, you shall not enter into any relationship or affiliation, or engage in any activity which may constitute a conflict of interest with ServiceMaster.  You shall immediately notify ServiceMaster in writing if at any time during the Consulting Term you become aware of a potential conflict of interest arising between you and ServiceMaster.

13. Non-Disparagement.  You agree that you will refrain from taking actions or making statements, written or oral, which criticize, disparage or defame the business, goodwill or reputation of ServiceMaster (including its products and services), its directors, officers, executives, subsidiaries, parent entities, and/or employees or making statements which could adversely affect the morale of other employees.  Nothing in this Agreement, however, shall be construed to prevent you from providing truthful testimony or information in response to any valid subpoena, court order, the request of any government agency or as otherwise required by law.

14. Release and Covenant Not to Sue.

a. Release. In exchange for the consideration provided to you in this Agreement, you hereby release and forever discharge ServiceMaster, its past and present parent entities, subsidiaries, divisions, limited partnerships, affiliated corporations, successors and assigns,  as well as their respective past and present directors, managers, officers, partners, agents, employees, insurers, attorneys, servants, and each of them, separately and collectively (“Releasees”), from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, whether or not mature or ripe (“Claims”), that you ever had and now have against any of the Releasees, including, but not limited to, Claims arising out of or in any way related to your employment with or separation from the Company.  This includes, but is not limited to, Claims based on statutes, torts, contracts and common law, Claims for discrimination, wrongful discharge, harassment, retaliation, and unpaid wages, Claims arising under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act (“FLSA”), Family Medical Leave Act (“FMLA”), the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, and any other federal, state or local law or regulation governing the employment relationship.  You understand that this Agreement includes a release of all known and unknown claims through your Resignation Date.

b. Limitation of Release.  Nothing in this Agreement will prohibit you from filing a charge of discrimination with the National Labor Relations Board, the Equal Employment Opportunity Commission (“EEOC”) or an equivalent state civil rights agency, but you agree and understand that you are expressly waiving your right to monetary compensation or damages thereby if any such agency elects to pursue a claim on your behalf.  Further, nothing in this Agreement shall be construed to waive any right that is not subject to waiver by private agreement under federal, state or local employment or other laws, such as claims for workers’ compensation or unemployment benefits or any claims that may arise after your Resignation Date.

c. Covenant Not To Sue.  To the extent that any Claims covered by the scope of the release herein is not subject to waiver by applicable law (including, without limitation, any Claims arising under or related to FMLA, FLSA, and any other local, state or federal statute governing employment and/or the payment of wages and benefits), you hereby covenant and agree not to sue or otherwise seek any remedy or other form of relief against any of the Releasees relating to such Claims.

d. Representations.  You represent that you have been provided all benefits due under the Family and Medical Leave Act and that you have received all wages due, including overtime pay, premium pay, vacation pay, bonus pay, commissions, or other compensation, and that you have received all appropriate meals and rest breaks to which you were entitled, in compliance with the Fair Labor Standards Act and applicable state and local law, that you have no known workplace injuries or occupational diseases, and that you have not made any report of or opposed any fraud or other wrong doing at the Company and that you have not been retaliated against for reporting or opposing any alleged fraud or other wrongdoing at the Company.

15. Termination.

a. Cause.  ServiceMaster may terminate this Agreement for Cause.  “Cause” is defined as (i) your repeated failure to substantially perform your duties hereunder (including by reason of a disability); (ii) your material breach of this Agreement; or (iii) your intentional misconduct, illegal conduct, or gross negligence which is materially injurious to the Company.  In the event that ServiceMaster terminates this Agreement for Cause, ServiceMaster shall have no further obligation to you, except for payment of a pro-rated consulting fee through the date of termination.  You shall remain obligated to comply with your Non-Compete, Non-Interference and Non-Solicitation obligations through the remaining two-year Consulting Term of this Agreement.

b. Without Cause.  ServiceMaster may terminate this Agreement at any time without Cause.  In that ServiceMaster terminates this Agreement without Cause, ServiceMaster shall have no further obligation to you, except for payment of a pro-rated consulting fee through the date of termination.  In the event this Agreement is terminated without Cause, you shall have no further obligation to ServiceMaster under the Non-Compete, Non-Interference and Non-Solicitation provisions of this Agreement.

c. Survival of Provisions.  The provisions set forth in paragraphs 6 (Confidential Information), 8 (Assistance), 9 (Assignment of Inventions and Copyrights), 13 (Non-Disparagement) and 14 (Release) shall survive any expiration or termination of this Agreement.

16. Severability.  You and ServiceMaster agree that to the extent that any portion of this Agreement may be held to be invalid or legally unenforceable, the remaining portions will not be affected and will be given full force and effect.

17. Dispute Resolution.  Any dispute or controversy between you and ServiceMaster, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be resolved in accordance with the ServiceMaster We Listen Dispute Resolution Plan in effect on your Resignation Date.  Notwithstanding the foregoing, you agree that ServiceMaster may seek a temporary restraining order and/or preliminary injunction in any court of competent jurisdiction, without the posting of a bond, in order to preserve the status quo or to enforce the covenants in this Agreement.

18. Notices.  All notices required hereunder will be in writing and will be deemed given upon receipt if delivered personally (receipt of which is confirmed) or by courier service promising overnight delivery (with delivery confirmed the next day) or three (3) business days after deposit in the U.S. Mail, certified with return receipt requested.  All notices will be addressed as follows:

If to you: Mark J. Barry XXX XXXXX XXXXXX, XX XXXXX	If to ServiceMaster: ServiceMaster Global Holdings, Inc. 860 Ridge Lake Boulevard Memphis, TN 38120 Attn: SVP, Human Resources

Or to such other address as either party will have furnished to the other in writing.

19. Governing Law and Venue.  The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principle of conflicts of laws.  Subject to the arbitration provisions herein, any judicial proceeding arising from and relating to this Agreement shall be brought in courts having competent jurisdiction located in the State of Tennessee, which shall be the exclusive forum for resolving such disputes.  Both parties consent to the personal jurisdiction of such courts for the purposes of this Agreement.

20. Income Taxation.   You understand that the Company has not provided any advice regarding the tax liability resulting from this Agreement and you shall not rely upon any representations or policies of the Company related to taxation. You are advised to seek the advice of your own personal tax advisor or counsel as to the taxability of the consulting fees.

21. Successors and Assigns.  This Agreement shall inure to the benefit of and be enforceable by ServiceMaster and its successors and assigns and by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  This Agreement shall not be terminated by any merger or consolidation of ServiceMaster whereby ServiceMaster is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of ServiceMaster.  In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

22. Entire Agreement. You and ServiceMaster agree that this Agreement constitutes the complete understanding between you and ServiceMaster regarding the matters herein and that no other promises or agreements, express or implied, will be binding between you and ServiceMaster unless signed in writing by you and ServiceMaster.  This Agreement fully supersedes and replaces any and all prior agreements or understandings, if any, between you and ServiceMaster on any matter that is addressed in this Agreement with the exception of confidentiality/non-solicitation/non-compete issues except as stated herein.

Sincerely,

/s/ Susan Hunsberger

Susan Hunsberger

Senior Vice President, Human Resources

ServiceMaster Global Holdings, Inc.

Accepted and agreed this 29th day of March, 2016.

/s/ Mark J. Barry___________________________
Mark J. Barry